Exhibit 10.7
PROSPECTOR PARTNERS, LLC
INVESTMENT MANAGEMENT AGREEMENT
PROSPECTOR PARTNERS, LLC, a Delaware limited liability company (the “Adviser”), having an address at 370 Church Street, Guilford, Connecticut 06437, and Symetra Financial Corporation, a Delaware corporation (“Symetra”), having an address at 777 108th Avenue N.E., Suite 1200, Bellevue, WA 98004-5135, hereby enter into this Investment Management Agreement, effective as of July 1, 2010 (this “Agreement”), and hereby agree that the Adviser shall act as discretionary adviser with respect to the specified assets of Symetra and/or each of its subsidiaries who are signatories to this Agreement (each, a “Client”) on the following terms and conditions:
1)	Investment Accounts. The investment account of each Client (each an “Investment Account”) shall consist of cash and securities in an amount equal to at least $50,000,000 (the “Minimum Account Amount”), or such other amount as may be agreed to by the Adviser, initially furnished by the Client for investment pursuant to this Agreement, as well as all other assets which become part of each Investment Account as a result of trading therein or additions thereto, except for amounts withdrawn therefrom and paid to the Client. Each Client may make additions to the Investment Account in amounts exceeding $100,000, or in such other amount as may be agreed to by the Adviser; provided that the Adviser shall have received prompt written notice of such additions. Each Client may make withdrawals from its Investment Account in such amounts as it shall determine upon not less than 30 days prior written notice thereof to the Adviser and provided that the withdrawal shall not cause the assets in the Investment Account to fall below the Minimum Account Amount, unless otherwise agreed to by the Adviser.

2)	Services of Adviser. By execution of this Agreement the Adviser accepts appointment as adviser for each Investment Account with full discretion and agrees to supervise and direct the investments of each Investment Account in accordance with the investment objective, policies and restrictions attached hereto as Schedule 1, and as may be modified from time to time (“Investment Guidelines”). Adviser acknowledges that Clients are bound by state insurance laws regarding permissible investments and Clients’ own adopted Statement of Investment Policy, including any Addendums, attached hereto as Schedule 2, and as may be modified from time to time, applicable to Clients’ aggregate investable assets (the “Investment Policy”). Adviser has read the Investment Policy and understands that Clients’ Investment Guidelines, to be furnished to Adviser from time to time, will not deviate from the Investment Policy but will only summarize the provisions and limitations applicable to each Investment Account. In the performance of its services, the Adviser will not be liable for any error in judgment or any acts or omissions to act except those resulting from the Adviser’s gross negligence, willful misconduct or malfeasance. Nothing herein shall in any way constitute a waiver or limitation of any right of any person under the federal securities laws. The Adviser shall have no responsibility whatsoever for the management of any assets of Clients other than such entities’ Investment Account.

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3)	Discretionary Authority. Subject to the Investment Guidelines, the Adviser shall have full discretion and authority, without obtaining any prior approval, as the Client’s agent and attorney-in-fact: (a) to make all investment decisions in respect of each Investment Account on the Client’s behalf and at the sole risk of the Client; (b) to buy, sell, exchange, convert, liquidate or otherwise trade in any stock, bond and other securities or financial instruments in respect of each Investment Account; (c) to place orders with respect to, and to arrange for, any of the foregoing; and (d) in furtherance of the foregoing, to do anything which the Adviser shall deem requisite, appropriate or advisable in connection therewith, including, without limitation, the selection of such brokers, dealers, and others as the Adviser shall determine in its absolute discretion.

4)	Custody. The assets of each Investment Account shall be held in one or more separately identified accounts in the custody of one or more banks, trust companies, brokerage firms or other entities designated by the Client and acceptable to the Adviser. The Adviser will communicate its investment purchase, sale and delivery instructions directly with the party identified by the Client or other qualified depositories. The Client shall be responsible for all custodial arrangements and the payment of all custodial charges and fees, and the Adviser shall have no responsibility or liability with respect to custody arrangements or the acts, omissions or other conduct of the custodians.

5)	Brokerage. When placing orders for the execution of transactions for an Investment Account, the Adviser may allocate all transactions to such brokers or dealers, for execution on such markets, at such prices and commission rates, as are selected by the Adviser in its sole discretion. In selecting brokers or dealers to execute transactions, the Adviser need not solicit competitive bids and does not have an obligation to seek the lowest available commission cost. It is not the Adviser’s practice to negotiate “execution only” commission rates, and, in negotiating commission rates, the Adviser shall take into account the financial stability and reputation of brokerage firms and brokerage and research services provided by such brokers. An Investment Account may be deemed to be paying for research provided or paid for by the broker which is included in the commission rate although the Investment Account may not, in any particular instance, be the direct or indirect beneficiary of the research services provided. Research furnished by brokers may include, but is not limited to, written information and analyses concerning specific securities, companies or sectors; market, finance and economic studies and forecasts; financial publications; statistics and pricing services; discussions with research personnel; and software and data bases utilized in the investment management process. Symetra acknowledges on behalf of each Client that since commission rates are generally negotiable, selecting brokers on the basis of considerations which are not limited to applicable commission rates may at times result in higher transaction costs than would otherwise be obtainable. The Adviser is hereby authorized to, and Symetra acknowledges on behalf of each Client that the Adviser may aggregate orders on behalf of each Investment Account with orders on behalf of other clients of the Adviser. In such event, allocation of the securities purchased or sold, as well as expenses incurred in the transaction, shall be made in a manner which the

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Adviser considers to be the most fair and equitable to all of its clients, including the Clients.
6)	Representations and Warranties
a)	Symetra represents, warrants and agrees that:
i)	it has full legal power and authority to enter into this Agreement;

ii)	the appointment of the Adviser hereunder is permitted by each Client’s governing documents and any investment management agreement between Symetra and the Clients to this Agreement and has been duly authorized by all necessary corporate or other action; and

iii)	it will indemnify the Adviser and hold it harmless against any and all losses, costs, claims and liabilities which the Adviser may suffer or incur arising out of any material breach of these representations and warranties of Symetra.
b)	The Adviser represents, warrants and agrees that:
i)	it has full legal power and authority to enter into this Agreement;

ii)	it is registered as an investment adviser with the Securities and Exchange Commission pursuant to the Investment Advisers Act of 1940, as amended (the “Advisers Act”);

iii)	entering into this Agreement has been duly authorized by all necessary action; and

iv)	it will indemnify Symetra and hold it harmless against any and all losses, costs, claims and liabilities which Symetra or any Client may suffer or incur arising out of any material breach of any representations and warranties of the Adviser.
7)	Reports. The Adviser shall provide Symetra with reports containing the status of the Investment Account at least monthly (i.e. “Flash Report”), and will provide written advisory report letters on a quarterly basis. All records maintained pursuant to this Agreement shall be subject to examination by Symetra and by persons authorized by it, or by appropriate governmental authorities, at all times upon reasonable notice. The Adviser shall provide copies of trade tickets, custodial reports and other records Symetra reasonably requires for accounting, tax, regulatory, or audit purposes.

8)	Management Fee and Expenses
a)	The Adviser will be paid a quarterly management fee (the “Management Fee”) for its investment advisory services provided hereunder, determined in accordance with Exhibit A to this Agreement. During the term of this Agreement, the Management Fee shall be billed and payable in arrears on a quarterly basis within 10 days after the

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last day of each calendar quarter based upon the value of the Investment Accounts as of the last day of the immediately preceding calendar quarter, and showing that portion of the Management Fee attributable to each Investment Account. The Management Fee shall be pro-rated for any partial quarter. It is understood that, in the event that the Management Fee is to be paid by the custodian out of the Investment Accounts, Symetra or the Clients will provide written authorization to the custodian to pay the Management Fee directly from the Investment Accounts.

b)	Each Investment Account shall be responsible for all expenses incurred directly in connection with transactions effected on behalf of the Investment Account pursuant to this Agreement and shall include: custodial fees; PAM accounting service fees, investment expenses such as commissions; Infomediary transactions fees and other expenses reasonably related to the purchase, sale or transmittal of Investment Account assets (other than research fees and expenses with respect to the Investment Account).
9)	Confidential Relationship.
a)	The Parties hereby agree that all of the information provided to Symetra by the Adviser and to the Adviser by Symetra shall be considered proprietary and confidential in nature (hereinafter, the “Confidential Information”) and, as such, shall not be disclosed or revealed or caused to be disclosed or revealed, in any manner, to any non-party to this Agreement, except:
i)	as may be required by law or any judicial, regulatory or self-regulatory authority (including without limitation any required filing with the SEC or any state insurance regulator), provided that notice of any such disclosure is at the time sent to the other party, except that no notice will be required for routine SEC or department of insurance filings,

ii)	as either party may consent to specifically in advance in writing; provided, however, that

iii)	any such Confidential Information may be disclosed to each party’s officers, directors, employees, consultants, contractors, advisors, and fiduciaries (“Representatives”) who need to know such information in order to carry out the purpose of the disclosure and so long as they agree to keep it confidential;

iv)	“Confidential Information” does not include any information which (A) is or subsequently becomes published or available to the public other than by breach of this Agreement, (B) is received by receiving party from a non-party not in breach of any obligation of confidentiality, (C) is independently developed by receiving party, or (D) was in receiving party’s possession or known to receiving party before disclosing party disclosed it to receiving party; and

v)	Adviser Confidential Information does not include the identification of Symetra

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as a Client or a Client’s investments as of a given point in time (which is consistent with (iv) (A) above).
b)	Symetra agrees that:
i)	Adviser may disclose that Symetra (and each of the Clients) is a client of the Adviser and to the inclusion of Symetra on a list of representative clients of the Adviser or in other marketing materials;

ii)	Adviser shall be permitted to retain copies of all documentation necessary under the Advisers Act to support the track record or otherwise required to be retained under the Advisers Act and related rules, but only for such period as required to be retained; and

iii)	Symetra shall not allow the Confidential Information to be used to purchase, sell, trade or invest in any securities, instruments or other investments owned by the Account without obtaining the prior written consent of the Adviser, unless such consent is impossible or impractical due to an event of force majeure that interferes with Adviser’s performance under this Agreement; and further acknowledges that:

iv)	the provisions of (b) are reasonable and necessary for the protection of the Adviser and its affiliates, and

v)	the Adviser or its affiliates will be irrevocably damaged if the covenants herein are not specifically enforced and, accordingly, Symetra hereby further agrees that, in addition to any other relief or remedies available to the Adviser, the Adviser shall be entitled to seek and obtain an appropriate injunction or other equitable remedy from a court with proper jurisdiction for the purposes of restraining Symetra from any actual or threatened breach of such covenant, and no bond or security will be required in connection therewith. In any event, Symetra shall be responsible for any breach of this Agreement by any of Symetra’s Representatives, and Symetra agrees, at its sole expense, to take all reasonable measures (including, without limitation, court proceedings) to restrain its Representatives from prohibited or unauthorized disclosure or use of the Confidential Information or any other breach of the terms of this Agreement.
c)	Adviser agrees that:
i)	Symetra shall be permitted to report the Investment Track Record (on a stand-alone basis, as part of its total portfolio return or otherwise) with respect to the Investment Accounts in any internal or external reports of it or its affiliates; and

ii)	Symetra and/or its affiliates will be irrevocably damaged if the covenants herein are not specifically enforced and, accordingly, Adviser hereby further agrees that, in addition to any other relief or remedies available to Symetra, Symetra shall be

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entitled to seek and obtain an appropriate injunction or other equitable remedy from a court with proper jurisdiction for the purposes of restraining Adviser from any actual or threatened breach of such covenant, and no bond or security will be required in connection therewith. In any event, Adviser shall be responsible for any breach of this Agreement by any of its Representatives, and Adviser agrees, at its sole expense, to take all reasonable measures (including, without limitation, court proceedings) to restrain its Representatives from prohibited or unauthorized disclosure or use of the Confidential Information or any other breach of the terms of this Agreement.
10)	Non-Assignability. No “assignment”, as that term is defined in the Advisers Act, of this Agreement shall be made by the Adviser or Symetra without the written consent of the other party.

11)	Directions to the Adviser. All directions by Symetra by or on behalf of the Clients to the Adviser shall be in writing signed by or on behalf of Symetra. The Adviser shall be fully protected in relying upon any such writing which the Adviser believes to be genuine and signed or presented by the proper person or persons, shall be under no duty to make any investigation or inquiry as to any statement contained therein and may accept the same as conclusive evidence of the truth and accuracy of the statements therein contained.

12)	Consultation with Counsel. The Adviser may consult with legal counsel (who may be counsel to Symetra) concerning any question that may arise with reference to its duties under this Agreement, and the opinion of such counsel shall be full and complete protection in respect of any action taken or omitted by the Adviser hereunder in good faith and in accordance with such opinion.

13)	Services to Other Clients. It is understood that the Adviser acts as investment adviser to other clients and may give advice and take action with respect to such clients that differs from the advice given or the action taken with respect to the Investment Accounts. Nothing in this Agreement shall restrict the right of the Adviser, its members, managers, officers, employees or affiliates to perform investment management or advisory services for any other person or entity, and the performance of such service for others shall not be deemed to violate or give rise to any duty or obligation to the Client.

14)	Investment by the Adviser for Its Own Account. Nothing in this Agreement shall limit or restrict the Adviser or any of its members, managers, officers, employees or affiliates from buying, selling or trading any securities for its or their own account or accounts. Symetra on behalf of each Client acknowledges that the Adviser and its members, managers, officers, employees, affiliates and other clients may at any time have, acquire, increase, decrease or dispose of securities which are at or about the same time acquired or disposed of for the account of a Client. The Adviser shall have no obligation to purchase or sell for the Investment Accounts or to recommend for purchase or sale by the Investment Accounts any security that the Adviser or its members, managers,

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officers, employees or affiliates may purchase or sell for itself or themselves or for any other client.

15)	Proxies. Subject to any other written instructions of Symetra, the Adviser is hereby appointed Symetra’s agent and attorney-in-fact in its discretion to vote, convert or tender in an exchange or tender offer any securities in the Investment Accounts, to execute proxies, waivers, consents and other instruments with respect to such securities, to endorse, transfer or deliver such securities and to participate in or consent to any plan of reorganization, merger, combination, consolidation, liquidation or similar plan with reference to such securities.

16)	Sarbanes-Oxley Compliance. Symetra is subject to certain regulations (“SOX”) that require management to assess the effectiveness of its internal controls over financial reporting and state in its annual report whether such internal controls are effective. Because Adviser will perform trading execution functions for Symetra’s Investment Accounts as described in this Agreement, certain procedures performed by Adviser are relevant to Symetra’s evaluation of its internal controls. Having acknowledged the foregoing, Adviser agrees to cooperate with Symetra as reasonably necessary to facilitate Symetra’s ability to comply with its regulatory obligations.

17)	Operational Audits. Upon Symetra’s request, but no more often than once annually except (a) as necessary for Symetra or Client to respond to any regulatory requirement or inquiry, or (b) as deemed reasonably necessary by Symetra as a result of Symetra’s good faith belief that Adviser has breached any of its obligations hereunder, Adviser shall allow Symetra and/or any independent third party (“Third Party Representatives”) selected by Symetra to perform operational audits with respect to Adviser’s performance of its obligations hereunder. Adviser shall grant Symetra and its Third Party Representatives access to Adviser’s facilities, personnel, and all books, records and other documents of Adviser related to trade execution it performs for Symetra under this Agreement (not otherwise provided under section 7) (“Documentation”) as may be required in order for Symetra to ascertain that trades (i) are conducted by authorized personnel, (ii) are completed, and (iii) reconcile to the accounting and custody records of Symetra and its other service providers, and such other facts relative to Adviser’s performance hereunder. Symetra acknowledges that to the extent such Documentation contains aggregated data for multiple clients of Adviser, Adviser may redact certain information contained in the Documentation as reasonably necessary to meet its confidential obligations to other clients. Adviser shall provide Symetra, or its Third Party Representatives, such information and assistance as requested in order to perform such audits, including access to Adviser’s personnel to explain the control environment by means of operational walk throughs or other means; provided, however, that the Parties shall endeavor to arrange such assistance in such a way that it does not interfere with Adviser’s performance of the Agreement. Notwithstanding anything to the contrary in section 17, no amendment to this Agreement shall be required where the Parties mutually agree to change the scope of audits under this section to permit Symetra to comply with SOX and related laws as enacted or amended from time to time.

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18)	Notices. All notices and instructions with respect to securities transactions or any other matters contemplated by this Agreement shall be deemed duly given when delivered in writing or deposited by first-class mail to the following addresses: (a) if to the Adviser, at its address set forth above, Attention: Peter N. Perugini, CFO, or (b) if to Symetra, at its address set forth above, Attention: Margaret Meister, CFO. The Adviser or the Client may change its address or specify a different manner of addressing itself by giving notice of such change in writing to the other party.

19)	Entire Agreement; Amendment. This Agreement sets forth the entire agreement of the parties with respect to management of the Investment Account and shall not be amended except by an instrument in writing signed by the parties hereto.

20)	Termination. This Agreement shall continue in force from the date hereof for an initial fixed term of three years (“initial term”), which may be extended by Symetra in its sole discretion for an additional one year (“fourth year extension”) at/prior to the end of the second year of the initial term, and if so extended, then, again in Symetra’s sole discretion, for an additional year (“fifth year extension”) at/prior to the end of the initial term. Notwithstanding the foregoing, during the initial term and any extensions, this Agreement shall be terminable without penalty by Symetra upon written notice to the Adviser at least thirty (30) days prior to the date upon which such termination is to become effective (i) for cause (including material non-performance by the Adviser), (ii) if either John Gillespie or Richard Howard are no-longer affiliated with the Adviser, or (iii) if there is a change in control of the Adviser. Following the end of the initial term and any extensions, this Agreement may be terminated without penalty by either party on 60 days written notice. Each Client shall honor any trades executed but not settled before the date of any termination under this Agreement. The fee for the calendar quarter during which any termination of this Agreement shall occur shall be paid as of the date of termination and prorated if the effective date does not coincide with the end of the quarter.

21)	Governing Law. To the extent that the interpretation or effect of this Agreement shall depend on state law, this Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut.

22)	Effective Date. This Agreement shall become effective on the date first written above.

23)	Receipt of Disclosure Statement. Symetra acknowledges receipt of a copy of Part II of the Adviser’s Form ADV in compliance with Rule 204-3(b) under the Advisers Act more than 48 hours prior to the date of execution of this Agreement. The Adviser shall annually and without charge, upon request by Symetra, deliver to Symetra the current version of such form or a written document containing at least the information then required to be contained in such form.

24)	Counterparts. This Agreement may be executed in two counterparts, each one of which shall be deemed to be an original.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized representatives as of the date first written above.

ADVISER:	CLIENT:

PROSPECTOR PARTNERS, LLC	SYMETRA FINANCIAL CORPORATION

By: /s/ John D. Gillespie	By: /s/ Margaret A. Meister

John D. Gillespie	Margaret A. Meister

Title: Managing Member	Executive Vice President, Chief Financial Officer

Date: June 29, 2010	Date: 06/29/2010

SYMETRA LIFE INSURANCE COMPANY

By: /s/ Margaret A. Meister

Margaret A. Meister

Executive Vice President, Chief Financial Officer

Date: 06/29/2010

EXHIBIT A
FEE SCHEDULE TO THE INVESTMENT MANAGEMENT AGREEMENT,

EFFECTIVE JULY 1, 2010 BETWEEN PROSPECTOR PARTNERS, L.L.C. AND

SYMETRA FINANCIAL CORPORATION
     Each term used in this Exhibit A but not defined herein shall have the meaning assigned to that term in the Investment Management Agreement, effective July 1, 2010 (the “Agreement”), between Symetra Financial Corporation (“Symetra”) and Prospector Partners, L.L.C., the adviser (the “Adviser”).
          1. The Adviser shall be paid a Management Fee (pro rated for periods less than a full calendar quarter) computed in accordance with the table below based on the value of the aggregate net assets (including cash and cash equivalents) of all Investment Accounts and the net assets of each Client (such collective aggregate net assets shall be referred to as the “Aggregate Net Assets”), determined in accordance with paragraph Section 2 below. Each Client will bear and be billed its proportionate share of the Management Fee.

Aggregate Net Assets	Annual Fee	Quarterly Fee
Up to $200 million	100 basis points	25 basis points
	(1.00% or 0.0100)	(0.25% or 0.00250)

Greater than $200 million	50 basis points	12.50 basis points
          2. For all purposes under the Agreement, including the determination of the Management Fee, the market value of securities shall be as follows: securities that are listed on a national securities exchange shall be valued at their last sales price on the date of determination and securities that are not so listed shall be valued at their last sales price on the date of determination, or if no sales of such securities occurred on the date of determination, such securities shall be valued at the last “bid” price at the close of business on such day (or if sold short at the last “asked” price at the close of business on such day) quoted by the National

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Association of Securities Dealers, Inc.’s Automatic Quotation System or, if not quoted on such system, by one of the principal market makers in such securities selected by the Adviser. Notwithstanding the foregoing, if the securities to be valued constitute a block which, in the judgment of the Adviser, could not be liquidated in a reasonable time without depressing the market, such block shall then be valued by the Adviser but not at a unit value in excess of the quoted market price for such security. All other assets of the Investment Accounts shall be assigned such value as the Adviser may reasonably determine.

Schedule 1
TO INVESTMENT MANAGEMENT AGREEMENT, EFFECTIVE JULY 1, 2010
BETWEEN PROSPECTOR PARTNERS, L.L.C. AND SYMETRA FINANCIAL
CORPORATION
Investment Guidelines
Investment Objective
The Adviser’s objective is to achieve consistent positive returns and to maximize long-term total returns within prudent levels of risk through capital appreciation on a diversified portfolio of investments.
Performance Objectives
The Adviser will report to Symetra on a quarterly basis to review the Adviser’s total investment performance. It is understood that there are likely to be short-term periods during which performance deviates from market indices. During such times, greater emphasis shall be placed on performance comparisons with investment managers employing similar styles. The overall performance of the Adviser’s Investment Accounts will be measured by referencing broad equity market indices over a 3-year rolling period.
Guidelines
The Adviser must remain a registered adviser under the Investment Advisors Act of 1940. Whenever these guidelines contain a limitation expressed as a percentage of the portfolio assets, that percentage shall be measured solely with reference to the assets that are under the Adviser’s control. Subject to these guidelines, the Adviser shall have full discretion, subject to Symetra’s written notice of limitation constraints, to manage each Investment Account’s assets.
1)	The Adviser may not purchase securities on margin, sell short, or enter into derivative transactions in an Investment Account without the written consent of Symetra.

2)	The Adviser may purchase Rule 144A securities provided such securities are judged by the Adviser to be liquid and do not in the aggregate exceed 20% of the market value of each Investment Account. The Adviser shall also be able to purchase securities if such securities are convertible into publicly traded securities.

3)	At least 95% of each Investment Account will consist of securities of companies having a market capitalization of $100 million or greater.

4)	Each Investment Account may include domestic and non-domestic securities (common stocks, bonds, securities that are convertible to common stocks, preferred stocks, warrants and rights to subscribe to common stocks) that are listed on registered exchanges or actively traded in the over-the-counter market.

5)	Issuers of securities located in countries other than the United States, including emerging market countries, shall not exceed 40% of the market value of each Investment Account.

6)	In terms of diversification, investments shall be allocated with the intent to minimize the risk of large losses to each Investment Account. The maximum total investment in any one security shall be limited to 10% of an Investment Account at the time of purchase, and 25% of the market value of such Investment Account.

7)	If the aggregate investment in an Investment Account of the equity securities of any one company exceeds 5% of that company’s outstanding shares of all classes of stock of that issuer, the Adviser will notify Symetra.
Additional State Law Guidelines for Insurance Company Investment Accounts
1)	Investment in preferred stock with voting rights plus common stock in the same issuer is limited to 15% of the issuer’s outstanding shares having voting rights.

2)	Investment is limited to 10% of the outstanding common stock of the same issuer.

3)	No investment in the securities issued by an insolvent corporation is permitted. For purposes of this section 3, “insolvent corporation” is a corporation for which bankruptcy, receivership, insolvency, reorganization or other similar proceedings have been instituted by or against such corporation under any section or chapter of the United States Bankruptcy Code, as amended, or under any similar laws or statutes of the United States (or any state thereof).

SECURITIES LENDING PROGRAM
First Symetra National Life Insurance Company of New York, Symetra Life Insurance Company, and Symetra National Life Insurance Company (collectively “the Companies”) have adopted this Securities Lending Program to supplement the Companies’ Statement of Investment Policy. The Companies and their agents will adhere to the following procedures under the Program to govern their securities lending practices:
(1) The Companies shall receive collateral having a fair value as of the transaction date at least equal to 102 percent (or as otherwise established by the Statements of Statutory Accounting Principles (“SSAP”)) of the fair value of the loaned securities at that date. If at any time the fair value of the collateral is less than 100 percent of the fair value of the loaned securities, the counterparty shall be obligated to deliver additional collateral, the fair value of which, together with the fair value of all collateral then held in connection with the transaction at least equals 102 percent (or as otherwise established by the SSAP) of the fair value of the loaned securities. The collateral may consist of cash, letters of credit from authorized banks, or securities issued or guaranteed by the United States government or one of its agencies or instrumentalities, or any combination thereof. The collateral will be received by the Companies’ custodian concurrently with delivery of the loaned securities and kept in a segregated account. The Companies will monitor collateral levels via reports provided by the custodian on a monthly basis. Any non-compliance issues will be elevated to the Chief Financial Officer or his designee and to the custodian for corrective action.
(2) Loans may be made only to reputable borrowers that, in the Companies’ opinion, are of sound financial condition. The custodian will maintain a list of approved borrowers and will monitor the creditworthiness of such approved borrowers on an on-going basis. The Companies will obtain an updated borrower list on a quarterly basis. Any deletions required will be communicated to the custodian using the agreed upon methodology as outlined in the agreement.
(3) No loan of securities may be made to any borrower if, within the meaning of the Insurance Company Holding Act, such borrower would be an affiliated person of the Companies.
(4) Loans must be callable at any time. If a loan is terminated by the Companies, the borrower must return the loaned securities within five business days. If the borrower fails to deliver the loaned securities within five days after receipt of notice of termination, the Companies may use the collateral to replace the securities and hold the borrower liable for the excess of replacement cost exceeding the collateral.
(5) The Companies may pay fees to a lending agent or other intermediary for the following: (a) reasonable custodial fees; and (b) fees for the arranging of portfolio loans, provided that the Companies have determined in each case that the fee is reasonable and based solely on the services rendered. In addition, the Companies must receive a reasonable fee for lending their securities.
(6) Loans of securities must be made pursuant to written contracts which have been approved and executed on behalf of each Company by a duly authorized officer and which are designed to assure that these procedures will be complied with in connection with such loans. Information concerning each loan will be provided by the custodian upon request.
(7) The Companies’ board will periodically review lending activities affecting the Companies’ portfolios.
Board of Directors’ Approval:
SFC: 8/24/2004
SLIC and SNLIC: 12/6/2004
FSNLIC: 4/8/2005

Schedule 2
Statement of Investment Policy
Symetra Financial
Overview
This investment policy and its associated guidelines apply in aggregate to the investable general account and guaranteed separate account assets of Symetra Financial Corporation and its subsidiaries (“Symetra Financial”). These guidelines are established by the boards of directors, or their designated committees, of Symetra Financial companies. These guidelines should be used in conjunction with any specific supplementary guidelines established for each major business line, as well as any additional investment guidelines for certain separate account contracts (e.g. BOLI). Any deviations from these guidelines must be approved by the appropriate company’s board of directors or by its designee and reported to the Symetra Financial Corporation board of directors quarterly.
Investment Objective
Support optimizing the economic value of the company across a broad range of interest rate and economic environments, while complying with applicable regulations, management initiatives and rating agency requirements.
The management of the portfolio will be primarily driven by asset/liability management, regulatory and general management considerations rather than total return benchmarks or other measures. However, to aid in the assessment of investment performance, the total return for the overall portfolio will be compared over multiple timeframes with relevant customized benchmarks having duration and yield characteristics consistent with the liabilities.
Duration/Convexity
Duration and convexity management are particularly important for liabilities with cash flows that can not be adjusted to reflect investment experience, but whose profitability is driven by the net interest spread (“fixed liabilities”). For example, fixed liabilities include structured settlements, income annuities, and fixed annuities with a set crediting rate for a specified period of time (not including annuities with regular credited rate resets). Many other Retirement Services and Life liabilities require less precise, although still fairly constrained, duration and convexity characteristics. Many of these other liabilities have regular credited rate resets, minimum credited rate guarantees as well as the option to withdraw the cash value at book value, with or without a fixed surrender charge.
For fixed liabilities (defined above) other than the very long duration structured settlements/income annuities, the effective asset duration should be within +/- 0.5 of the effective liability duration. For parallel yield curve shocks of +/- 1%, this difference should be no more than +/- 0.75. Larger parallel yield curve shocks will also be monitored for potential dislocations. Also, although there are currently no set guidelines, partial asset and liability durations at significant points along the yield curve will be monitored to ensure a reasonable balance. For non-fixed Retirement Services and Life liabilities as well as for structured settlements and income annuities, the effective asset duration should be within +/- 1.0 of the target portfolio duration for each major liability group (determined in conjunction with each business line and summarized in a separate document). For parallel yield curve shocks of +/- 1%, this difference should be no more than +/- 1.25.
Unlike most of the Company’s other liabilities, the products in the Group business line are driven by underwriting rather than investment results. Also, projected liability cash flows (including new premium) are positive in most plausible scenarios. Because of these attributes, additional flexibility around portfolio duration is reasonable. The effective asset duration should be within +/- 2.0 of the Group portfolio’s target duration. As with other business lines, parallel and non-parallel yield curve shock analysis will be performed to test for possible dislocations.
The Corporate Surplus portfolio will not have pre-set duration targets. It will be driven by overall corporate requirements and any additional needs of the business lines.
Asset Allocation
Asset allocation is driven by the interest sensitive or guaranteed nature of many of the company’s liabilities, regulatory and rating agency requirements as well as the need for reasonably consistent income and surplus growth. Given these considerations, the portfolio will consist mostly of a diversified mix of investment grade fixed income securities. As capital levels and rating agency considerations permit, relatively small allocations to equities, alternatives and high yield will be used to increase expected returns, diversify risks and better match very long duration liabilities (e.g. structured settlements). The following asset allocation limits are based on market values.

		Illustrative
	Maximum	Long-term
Asset Type	Allocation	Target*
Fixed Income	100%	96%
Corporate Bonds	70%	55%
MBS/CMO	20%	10%
Asset Backed Securities	15%	12%
CMBS	12%	7%
Commercial Mortgages	10%	7%
Other Investment Grade	10%	2%
Below Investment Grade	7%	3%

Equity/Alternatives	5%	4%
Public/Private Equity	3%	1.5%
Hedge Funds	3%	1.5%
Real Estate	2%	0.5%
Other	2%	0.5%

Cash & short-term purchases	2%	0%

*	Illustrative long-term targets are based on the 2004 liability mix.

2

Liquidity
Cash on hand plus projected asset cash flows will be greater in aggregate than projected cash flows on current liabilities over the next 12 months. In addition, reasonable overall portfolio liquidity will be maintained to cover unanticipated liability cash flows and portfolio rebalancing needs. Specifically, liquid assets will comprise at least 50% of the Corporate Surplus and Structured Settlement/Income Annuity portfolios. All other portfolios will have at least 75% liquid assets (except BOLI separate accounts, which will have at least 90% liquid assets), recognizing the surrenderable nature of many of the other liabilities. Liquid assets are defined as government/agency, public investment grade fixed income and public equity securities which are sellable within 90 days for at least 95% of the most recently traded price.
Asset Quality
Fixed income investments will be focused on investment grade securities. The market value of BBB-rated fixed income securities (excluding commercial mortgage whole loans) will not exceed 40% of the aggregate market value of the portfolio. Similarly, the market value BB and B-rated (and lower) fixed income securities will not exceed 5% and 2%, respectively, of the aggregate market value of the portfolio. Purchases will not be made which either cause a quality limit to be violated or increase exposure in cases where the limit is already exceeded. In the event that quality downgrades cause a limit to be exceeded, the investment manager will use reasonable judgment in reducing exposure below the limit as market conditions permit.
Ratings used in these guidelines are from Moody’s if available, then S&P, Fitch and the NAIC, in that order. If none of these ratings are available, an internal rating generally consistent with the methodology used by these major rating agencies will be used.
Concentration Limits
The following concentration limits deal with diversification by individual entity. As with the asset quality limits, purchases will not be made which either cause a concentration limit to be violated or increase exposure in cases where the limit is already exceeded. In the event that a quality downgrade causes a limit to be exceeded, the investment manager will use reasonable judgment in reducing exposure below the limit as market conditions permit.
Issuer — Fixed Income
Management will closely monitor firm-wide investment concentrations in individual issuers (U.S. Government and GSE securities excepted) to ensure adequate diversification. The limits below apply to the senior debt rating of the issuer, and are based on the aggregate market value of all fixed income securities from a single issuer as a percentage of the Company’s Statutory Surplus plus Asset Valuation Reserve (AVR). In addition, any fixed income securities of an issuer rated below its senior debt rating (“junior securities”) must also comply with the limits below, based on the ratings of the junior securities. Also, in the case of securitized investments backed by collateral pools, the credit rating of each individual security will be used in the table below, provided that the aggregate market value of fixed income securities backed by any single pool of

3

collateral does not exceed the AAA limit below. Ratings are defined as described in the Asset Quality section above.

Senior	Market Value as a %	Approximate % of
Debt Rating	Surplus + AVR	Total Market Value *
AAA	12%	0.7%
AA	10%	0.6%
A	8%	0.5%
BBB	6%	0.4%
BB	3%	0.2%
< BB	2%	0.1%

*	As of 12/2003
Issuer — Equity
Equity securities of a single issuer are limited by the table below, which varies by the senior debt rating class of the issuer.

Senior	Market Value as a %	Approximate % of
Debt Rating	Surplus + AVR	Total Market Value *
Investment Grade	3%	0.2%
Below Inv. Grade	1%	0.1%

*	As of 12/2003
Insurer
The aggregate market value of securities insured by a single entity is limited to 4 times the fixed income issuer limit (above), based on the senior debt rating of the insurer. In the event that any of the insured securities would not have an investment grade rating on a stand-alone basis (without the insurance), the insurer’s fixed income issuer limit (before multiplying by the factor of 4) will be reduced by the market value of such securities.
Servicer
The market value of non-US Government/GSE securities serviced by one servicing agent is limited to 25% of Statutory Surplus plus AVR.
Funds
Private fund investments such as private equity or hedge funds will be limited as follows.

Market Value as a %
Type	Surplus + AVR
Single Fund	5%
Single Manager	10%

4

Other Diversification
Within the corporate bond portfolio, the market value of securities within a single major industry class will not exceed 20%. Although there are no pre-set limits, asset backed and commercial mortgage backed securities will be reasonably diversified by collateral type. Also, commercial mortgage exposure (CMBS and whole loan in aggregate) will be reasonably diversified by geographic region.
Currency
The currency denomination of the assets (incorporating any currency hedges) will be the same as the denomination of the associated liabilities, which in most if not all cases will be U.S. dollars. The Surplus portfolio will also be denominated in U.S. dollars. However, up to an aggregate market value of 1% of total assets may be denominated in un-hedged G-7 currencies.
Derivatives
The use of derivatives will be governed by the Derivatives Use Plan filed with, and approved by, any appropriate insurance regulatory agencies as well as the boards of directors of Symetra Financial companies.
Investment Managers
White Mountains Advisors LLC (“WMA”) will be the primary investment manager for Symetra Financial and its affiliates. WMA may engage other investment managers to manage discrete portions of the Symetra Financial portfolios. However, WMA will be responsible for engaging, monitoring and terminating such managers, and for ensuring the overall portfolio is invested in accordance with this investment policy. All transactions will be promptly and accurately recorded as they occur.

5

ADDENDUM
TO
SYMETRA FINANCIAL CORPORATION
STATEMENT OF INVESTMENT POLICY
DERIVATIVES USE PLAN
Adopted by the Board of Directors on November 14, 2006

TABLE OF CONTENTS

I. POLICY	1

II. DERIVATIVE INSTRUMENTS AND STRATEGIES	1

A. DERIVATIVE INSTRUMENT DEFINITIONS	1

B. EXCHANGE TRADED VERSUS OVER-THE-COUNTER TRANSACTIONS	2

C. STRATEGIES	3

D. DUTY TO CONSIDER RISKS INHERENT IN DERIVATIVE TRANSACTIONS	4

E. RISK/EXPOSURE MEASUREMENT	5

III. LIMITATIONS AND PARAMETERS	5

A. QUANTITATIVE AND OTHER LIMITATIONS	5

B. DOCUMENTATION OF OTC DERIVATIVE TRANSACTIONS	7

IV. OVERSIGHT, INTERNAL CONTROL PROCEDURES AND REPORTING	7

A. DELEGATION OF RESPONSIBILITY	7

B. DAY-TO-DAY RESPONSIBILITY – INVESTMENT MANAGER	8

C. INTERNAL CONTROL PROCEDURES – PROCESS FOR APPROVAL AND MONITORING OF INDIVIDUAL TRANSACTIONS	8

D. MANAGEMENT OVERSIGHT OF DERIVATIVES PROGRAM	10

E. RECORDS AND DOCUMENTATION	10

F. SEPARATION OF TRADING AND SETTLEMENT FUNCTIONS	11

G. ACCOUNTING AND FINANCIAL REPORTING	11

EXHIBIT A — SAMPLE DERIVATIVE TRANSACTION CONTROL SHEET	A-1

EXHIBIT B — LIST OF COMPANIES	B-1

EXHIBIT C — SAMPLE EFFECTIVENESS SUMMARY	C-1

I. POLICY
          The purpose of this Plan is to set forth the guidelines and parameters for the use of derivative transactions by Symetra Financial Corporation, a state of Delaware-domiciled corporation, and each of its subsidiaries identified on Exhibit B hereto (each a “Company” or collectively the “Companies”). As contemplated in this Plan, the Companies’ use of derivative transactions shall be in conformance with applicable law and with the Companies’ general philosophy of managing their investments and overall balance sheet in a prudent and conservative manner, with the goals of preserving the capital and financial strength of the Companies, while seeking adequate returns on their investments and operations. In that regard, the Companies’ use of derivative transactions under this Plan is expected to help manage the Companies’ investments. Derivatives, however, will not be used for speculative purposes.
          The Companies recognize that, while derivative transactions are useful risk and portfolio management tools, as with any investment practice, the use of derivative transactions exposes the Companies to certain risks. Nevertheless, the risks associated with derivative transactions are not inherently different than those present in other, more traditional forms of investments, and, with proper use and careful management, such derivative transactions can be utilized safely, as part of the overall investment and risk management strategy of the Companies. Therefore, in order to ensure the proper use of derivative transactions and to mitigate the risks associated with such use, this Plan establishes internal controls and reporting with respect to the use of derivative transactions.
II. DERIVATIVE INSTRUMENTS AND STRATEGIES
A.	Derivative Instrument Definitions.
          Derivative instruments and transactions can be structured in numerous forms with various characteristics. For the purposes of this Plan, the Companies recognize the two following industry definitions of “derivative instrument”:
1.	The definition according to Generally Accepted Accounting Principles (GAAP):[1]

A financial instrument or other contract with all three of the following characteristics:
-	It has (1) one or more underlyings and (2) one or more notional amounts or payment provisions or both.

-	It requires no initial net investment or an initial net investment that is smaller than would be required for other types of contracts that would be expected to have a similar response to changes in market factors.

-	Its terms require or permit net settlement, it can readily be settled net by a means outside the contract, or it provides for delivery of an asset that puts the recipient in a position not substantially different from net settlement.
2.	The regulatory definition:[2]
     An agreement, option, instrument or a series or combination thereof:

[1]	FASB statement No. 133 “Accounting for Derivative Instruments and Hedging Activities.”

[2]	Based on the NAIC’s Derivative Instruments Model Regulation and Statements of Statutory Accounting Principals (“SSAPs”).

(a)	To make or take delivery of, or assume or relinquish, a specified amount of one or more underlying interests, or to make a cash settlement in lieu thereof; or

(b)	That has a price, performance, value or cash flow based primarily upon the actual or expected price, level, performance, value or cash flow of one or more underlying interests.
Examples of derivative instruments include, but are not limited to, options, warrants used in a hedging transaction and not attached to another financial instrument, caps, floors, collars, swaps, swaptions, forwards, futures and other agreements, options or instruments substantially similar thereto or any series or combination thereof. The following are regulatory definitions3 with respect to each of the foregoing instruments:
“Cap” means an agreement obligating the seller to make payments to the buyer with each payment based on the amount by which a reference price or level or the performance or value of one or more underlying interests exceeds a predetermined number, sometimes called the strike rate or strike price.
“Collar” means an agreement to receive payments as the buyer of an option, cap or floor and to make payments as the seller of a different option, cap or floor.
“Floor” means an agreement obligating the seller to make payments to the buyer in which each payment is based on the amount by which a predetermined number, sometimes called the floor rate or price, exceeds a reference price, a level, or the performance or value of one or more underlying interests.
“Forward” means an agreement (other than a future) to make or take delivery of, or effect a cash settlement based on the actual or expected price, level, performance or value of, one or more underlying interests, but shall not mean or include spot transactions effected within customary settlement periods, when-issued purchases, or other similar cash market transactions.
“Future” means an agreement, traded on a qualified exchange or qualified foreign exchange, to make or take delivery of, or effect a cash settlement based on the actual or expected price, level, performance or value of, one or more underlying interests.
“Option” means an agreement giving the buyer the right to buy or receive (a “call option”), sell or deliver (a “put option”), enter into, extend or terminate or effect a cash settlement based on the actual or expected price, level, performance or value of one or more underlying interests.
“Swap” means an agreement to exchange or to net payments at one or more times based on the actual or expected price, level, performance or value of one or more underlying interests.
“Swaption” means an option to enter into a Swap.
“Warrant” means an instrument that gives the holder the right to purchase an underlying financial instrument at a given price and time or at a series of prices and times outlined in the warrant agreement. Warrants may be issued alone or in connection with the sale of other securities, for example, as part of a merger or recapitalization agreement, or to facilitate divestiture of the securities of another business entity.
B.	Exchange Traded versus Over-the-Counter Transactions.

[3]	These definitions are based in whole or in part on definitions found in Washington state insurance laws as may be amended from time to time.

          Derivative transactions may be traded through an exchange or through the more specialized over-the-counter (“OTC”) market. While derivative exchanges provide ease of access to a ready market for derivative transactions, a higher degree of liquidity and the mitigation or elimination of counterparty credit risk, exchanges require uniformity of terms among transactions and therefore, may not always accomplish the underlying investment objective. In contrast, while OTC transactions are generally less liquid and expose the parties to counterparty credit risk, they allow counterparties to structure more customized transactions to accomplish more closely the objective for entering into the derivative transaction. In addition, the wide use of standardized documentation, such as the forms of Master Agreements published by the International Swaps and Derivatives Association, Inc. (“ISDA”), has created a certain degree of uniformity and standardization in OTC transactions. The Investment Manager shall evaluate the characteristics of an exchange-traded versus OTC derivative transaction, including underlying counterparty credit exposure, before engaging in a derivative transaction.
          As a general rule, the Investment Manager will emphasize the use of exchange-traded derivatives and reasonably liquid OTC derivatives, while taking advantage of less liquid, customized OTC derivatives only when appropriate.
C.	Strategies (All life insurance company strategies will conform to applicable state statutes).
          Derivative instruments can be used in conjunction with various strategies to affect a desired purpose or objective; however, as a general rule, derivative transactions are primarily focused on three basic strategies: hedging (including replication), income generation, and speculation. The Companies will be focused on hedging (including replication) strategies to manage exposure to changes in interest rates, spreads, equity returns, currencies, and credit quality and on income generation.
          1. Derivative Transactions for Hedging Purposes
          Derivative transactions are widely used as a tool to reduce and hedge against risks faced by companies in the marketplace. In that regard, the use of hedging transactions is an important and essential part of the Companies’ overall risk management program.
          For purposes of this Plan, the definition of “hedging transaction” is a derivative transaction which is entered into and maintained to reduce:
(a)	The risk of a change in the value, yield, price, cash flow, or quantity of assets or liabilities that the insurer has acquired or incurred or anticipates acquiring or incurring; or

(b)	The currency exchange rate risk or the degree of exposure as to assets or liabilities that the insurer has acquired or incurred or anticipates acquiring or incurring.
          The Companies’ use of derivative transactions for hedging purposes may also include replication transactions. For purposes of this Plan, the definition of “replication transaction” is “a derivative transaction or combination of derivative transactions effected either separately or in conjunction with cash market investments included in the insurer’s investment portfolio in order to replicate the investment characteristic of another authorized transaction, investment or instrument and/or operate as a substitute for cash market transactions.” In certain circumstances, replication transactions can provide a more cost-effective means of investing in a given asset or group of assets, in effect, by synthetically replicating the characteristics and performance of the assets. Replication transactions can also be used to replicate certain desired, rather than all, characteristics of an asset. The Investment Manager shall structure the Companies’ replication transactions so that the potential exposure with respect to a replication transaction is directly related to the risks associated with the asset characteristics being replicated.

          Given the nature and purpose of a hedging transaction, the potential exposure associated with such transactions is generally limited. If a hedging transaction is structured properly as an effective hedge, any losses realized with respect to the asset or activity that was the subject of the hedge should be matched or offset, entirely or in part, by gains in the transaction. In that regard, a crucial element of the Companies maintaining a successful hedging program using derivative transactions is the Companies’ implementation of appropriate procedures and guidelines to evaluate the effectiveness or efficacy of specific hedging transactions (see Section IV G Accounting and Financial Reporting for specific guidance).
          2. Income Generation
          Income generation transactions allow the Companies to earn income through the use of derivative transactions. However, income generation for the purposes of this Plan will only be permitted through the sale of call options on securities, provided that the Companies hold, or can immediately acquire through the exercise of options, warrants or conversion rights already owned during the entire period the option is outstanding (i.e., covered options).
D.	Duty to Consider Risks Inherent in Derivative Transactions.
          As with any investment, the use of derivatives entails certain risks. At a minimum, the following significant risks shall be considered by the Investment Manager prior to engaging in a particular derivative transaction.
          1. Basis Risk
          The effectiveness of any hedging strategy is dependent upon the matching of the risks being hedged with the instruments and strategies used to mitigate such risks, creating a corresponding offsetting position. “Basis risk” is the risk of loss resulting from a hedging transaction that is imperfectly matched or correlated to the subject risk exposure. The Investment Manager will continuously monitor the Companies’ hedging transactions to ensure that they continue to be effective. Should the effectiveness of the hedge position shift significantly the Investment Manager will seek to either modify or terminate the transaction. The foregoing concept can also apply to replication transactions, where basis risk can exist between the subject derivative transaction and the asset/assets intended to be replicated.
          2. Counterparty Exposure Risk
          Counterparty exposure risk relates to the risk of loss resulting from a default by a counterparty of its obligations under a derivative transaction. Where a derivative transaction is entered into through a qualified exchange, the counterparty exposure risk is limited by the financial stability of the exchange and its clearing system. Conversely, if a derivative transaction is an OTC transaction, the counterparty exposure amount will depend largely upon the creditworthiness of the counterparty to the transaction.
          With respect to OTC transactions and transactions entered through non-qualified exchanges, the Investment Manager shall seek to mitigate counterparty exposure by (i) evaluating and monitoring the financial qualifications of counterparties to ensure that they meet the counterparty requirements set forth in Section IV.A of this Plan, and (ii) to the extent appropriate, requiring counterparties to provide the Companies with sufficient collateral security and other financial assurances, such as the posting of collateral or letters of credit. Specifically, the Investment Manager shall request collateral in the event that total net exposure to such counterparty exceeds an amount based on the following schedule:
-	$25 million for a counterparty with a AAA rating

-	$20 million for a counterparty with a AA rating

-	$15 million for a counterparty with a A rating

-	$5 million for a counterparty with a BBB+ rating

-	$2.5 million for a counterparty with a BBB rating

-	$0 for BBB- and lower
In the event that collateral is required, the Investment Manager will request either a letter of credit from an acceptable bank or collateral consisting of cash or high quality securities for at least 100% of the amount of net exposure exceeding the amount outlined above.
          3. Liquidity Risk
          As with any form of investment, derivative instruments pose a certain degree of liquidity risk. Although exchange-traded derivatives are generally considered liquid instruments, certain specialized or customized OTC derivatives may be relatively illiquid. The liquidity of a derivative instrument also generally decreases during volatile market conditions, with the liquidity of certain investments, such as OTC derivatives, being affected more severely during such volatile market conditions, particularly when one wants to sell or close a position. While this is a risk in the market, it can also be exploited as an opportunity.
          4. Systemic Risk
          Systemic risk is the risk that a major failure or disruption in one institution or segment of the market will affect other institutions, leading ultimately to a breakdown of the financial system. The use of derivative transactions and the potential of failures within the derivatives markets can contribute to this overall systemic risk. Given the continued and increasing oversight of the derivatives markets, this risk is fairly remote.
          5. Operational Risk
          The use of derivative instruments is also subject to the risk of human error, mismanagement and system and control failures. To minimize its operational risks, the Companies and the Investment Manager shall have in force at all times the internal control procedures set forth in Section IV hereof, which provide multiple levels of oversight, appropriate checks and balances, and periodic audits and reviews of specific transactions and the system. Furthermore, the Companies and the Investment Manager shall utilize the knowledge of suitably qualified individuals who have knowledge and experience in the use of derivative instruments.
E.	Risk/Exposure Measurement.
          In order to quantify the various types of risks associated with derivative transactions, the Investment Manager shall apply industry-accepted models to every applicable derivative transaction. In that regard, the Investment Manager is authorized to use the models available through systems such as Bloomberg, Derivative Solutions or other similar industry-accepted models.
III. LIMITATIONS AND PARAMETERS
A.	Quantitative and Other Limitations.
          The Companies recognize the importance of diversification and credit quality. Unless otherwise provided for under the applicable law, the Companies’ limits for different derivative strategies and instruments are as follows:

          1. Limitations Relating to Strategies and Instruments (to be applied on a per-Company basis)
          In addition to the limitations relating to counterparties and the other limitations set forth in subsection 2 below, the Companies and the Investment Manager shall comply with the limitations set forth in subsections 1(a)-(c) below specifically applicable to the strategies of hedging, replication and income generation. In addition, while the Companies do not have any guidelines limiting the maximum allowed term for derivative transactions, to the extent possible, the Investment Manager generally will have the term of the derivative transaction be less than or equal to the anticipated duration of the risk.
(a)	Hedging.
          The Companies may engage in hedging transactions, provided that the hedge continues to be effective according to the Companies’ evaluation procedures (which will incorporate certain derivative related information provided by the Investment Manager) and each Company complies with the following quantitative limitations:
•	The aggregate financial statement value of options, swaptions, caps, floors and warrants not attached to another financial instrument that are purchased by a Company and used in hedging transactions shall not exceed 7.5% of the market value of such Company’s invested assets (admitted assets for life insurance companies).

•	The aggregate financial statement value of options, swaptions, caps and floors written by a Company for hedging transactions shall not exceed 3% of the market value of the such Company’s invested assets (admitted assets for life insurance companies).

•	The aggregate potential exposure of collars, swaps, swaptions, forwards and futures used in hedging transactions shall not exceed 6.5% of a Company’s invested assets (admitted assets for life insurance companies).
(b)	Replication.
          The Companies may engage in replication transactions provided that the Companies would otherwise be authorized to invest their funds in the assets being replicated, the replication continues to be effective and each Company complies with the following quantitative limitations:
•	A Company shall aggregate all replicated investment positions with their direct investments as if such Company had invested in the replicated asset directly in determining its compliance with applicable quantitative limitations.

•	The aggregate financial statement value of assets being replicated shall not exceed 10% of the market value of a Company’s invested assets (admitted assets for life insurance companies).
(c)	Income Generation.
          A Company may engage in income generation transactions provided that such transactions may only involve the sale of call options on securities that such Company holds (or can immediately acquire through the exercise of options, warrants or conversion rights already owned) during the entire period the option is outstanding (i.e., covered options), and each Company complies with the following quantitative limitations:

•	The aggregate financial statement value of options written by a Company for income generation transactions shall not exceed 1% of the market value of such Company’s invested assets (admitted assets for life insurance companies).
          2. Limitations Relating to Counterparties
          The Investment Manager shall monitor the credit quality of counterparties and regularly analyze and review the Companies’ counterparty exposure. The Investment Manager shall use a mark-to-market value to determine a Company’s counterparty exposure, net of any collateral held. The Investment Manager will also analyze “expected values” to determine total exposure. Furthermore, a Company shall limit its individual counterparty exposure under one or more derivative transactions to (a) 1% of its market value of invested assets (admitted assets for life insurance companies) for any single counterparty rated less than AA-/Aa3 and (b) 3% of its market value of invested assets for counterparties AA-/Aa3 or better. In addition, a Company’s counterparty exposure shall be deemed to be an obligation of the institution to which such Company is exposed to credit risk and shall be included in determining compliance with any single or quantitative limitation applicable to such Company’s investments.
B.	Documentation of OTC Derivative Transactions.
          All OTC derivative transactions entered into by the Companies shall be documented on an appropriate form of the ISDA Master Agreement (“Master Agreement”). Each transaction shall be based upon the Master Agreement and include negotiated schedules. Prior to the execution of any OTC derivative transaction, a Master Agreement between the Company(ies) and the subject counterparty must be in place. Each derivative transaction shall be documented on a standard confirmation which references the Master Agreement between the Company(ies) and the counterparty.
IV. OVERSIGHT, INTERNAL CONTROL PROCEDURES AND REPORTING
A.	Delegation of Responsibility.
          The ultimate responsibility for the use of derivative transactions is vested in each Company’s Board of Directors (“Board”). In discharging its duties with regard to derivative transactions, each Board shall act in good faith with that degree of care that an ordinary, prudent person in like circumstances would use under similar circumstances. This Plan may be amended only by the Board.
          The Board may delegate the day-to-day oversight regarding the Company’s use of derivative instruments as outlined in this Plan to an Investment Manager. The Board shall choose an Investment Manager that possesses such expertise and experience necessary to appropriately manage the day-to-day derivative operations in a prudent manner, in compliance with this Plan.

B.	Day-to-Day Responsibility — Investment Manager.
          All oversight of day-to-day decisions regarding a Company’s use of derivative instruments will be vested in the Investment Manager. In overseeing the day-to-day derivative activities of the Companies, the Investment Manager will comply with all the terms of this Plan and the investment policy established by each Company’s Board. In addition, the Investment Manager will provide certain trade date documentation and derivative modeling results (described below) to help support each Company’s accounting and reporting policies and responsibilities related to derivative investments, both on a GAAP and Statutory accounting basis.
          1. Review and Documentation of Derivative Transactions
          A member of the Investment Manager authorized to initiate derivative transactions will review each potential derivative transaction entered into by the Companies in accordance with the terms of this Plan.
          The Investment Manager shall prepare reports pursuant to Section D hereof for the purpose of facilitating the Companies’ review of such derivative transactions.
C.	Internal Control Procedures — Process for Approval and Monitoring of Individual Transactions.
          The Investment Manager will maintain a list of personnel authorized to initiate derivative transactions. In examining whether a Company should engage in a particular derivative transaction, an authorized member of the Investment Manager will consider (i) the guidelines set forth herein, (ii) the intended purpose of the transaction, (iii) the incremental risk to the Company caused by engaging in such derivative transaction, and (iv) alternative mechanisms for achieving the same purpose. All proposed derivative transactions will be documented on the trade date on a Derivative Transaction Control Sheet (“Control Sheet”), substantially in the form attached hereto as Exhibit A. The Control Sheet may be updated from time to time to reflect changing information requirements from regulators or as best practices evolve. A Control Sheet will not be deemed complete unless a draft of the underlying confirmation is attached thereto and the Control Sheet contains the following information:
•	type of derivative instrument(s) to be used;

•	type of strategy to be undertaken;

•	underlying investment position or other balance sheet or income statement item to which the derivative transaction relates;

•	description of the transaction, its purpose and its intended effect, including a precise identification of the risks being hedged or replicated, if applicable;

•	identity of the counterparty or, with respect to exchange-traded transactions, the identity of the exchange and the name of the firm that handled the trade;

•	notional amount of the transaction;

•	consideration for the transaction;

•	any additional collateral or other credit support taken or provided; and

•	Investment Manager’s recommendation for the most appropriate method for assessing effectiveness based on acceptable choices provided by a Company in the event hedge accounting is to be used (final determination to be made by a Company for accounting/tax purposes).
          On the date of a derivative transaction, two members of the Investment Manager must sign the Control Sheet, one of whom is authorized by the Investment Manager to initiate derivative transactions and the other of whom is in the Operations area responsible for settling all derivative transactions. Prior to the end of the day on which a derivative transaction has occurred, the Investment Manager will ascertain that:
•	the Control Sheet is complete;

•	the derivative transaction complies with this Plan, including a Company’s established quantitative and qualitative limits/parameters;

•	the transaction is reasonably expected to perform as intended, as demonstrated through stress testing and other techniques designed to vary market performance and conditions as appropriate;

•	the counterparty is included on the Investment Manager’s list of approved derivative counterparties for such Company;

•	Such Company has received a copy of the completed Control Sheet so that it can complete any additional required hedge designation documentation, including the anticipated accounting and tax treatment for such derivative transactions. In the event that the transaction is not of the type where standard language has been provided to the Investment Manager by such Company, a minimum of 1 day prior notice must be given to such Company to allow adequate time to complete the derivative documentation in a timely manner. In all other cases the Control Sheet will be provided to such Company by noon on the transaction date.
          The Investment Manager will be responsible for ensuring the proper monitoring of the performance of each derivative transaction during its duration to make certain that each derivative transaction continues to perform as originally intended and each such transaction remains in compliance with (i) all applicable laws and regulations, (ii) the terms of this Plan, and (iii) the underlying transaction documentation. A derivatives committee established by the Investment Manager will review the performance, potential risk and overall compliance of each derivative transaction on at least a monthly basis. Committee meeting minutes will be kept with copies provided to the Investment Manager and to the Companies. Any derivative transaction that is no longer performing in a manner consistent with its original purpose or is no longer in compliance with the aforementioned laws, regulations, Plan or underlying documentation will be terminated as soon as practicable.
          The Investment Manager will be responsible for reviewing and approving its summary report information generated with respect to all derivative transactions. The Investment Manager will ensure information provided in such reports agrees with supporting documentation and systems backup information used in its risk measurement. The Investment Manager will be responsible for ensuring and assessing the effectiveness of internal controls over any models or system software used in the derivative transactions.
          The Investment Manager will be responsible for providing certain information relating to derivative transactions necessary for the Companies’ assessment of the effectiveness of internal controls over investment accounting and financial reporting (see Section IV.G Accounting and Financial Reporting).
          Every quarter, the Investment Manager will be responsible to report any internal control weaknesses or significant deficiencies as they relate to internal controls over the derivative transaction process. The Investment Manager shall prepare and deliver to the Companies a detailed plan that is reasonably acceptable to the Companies for promptly correcting all such deficiencies and exceptions (“Corrective Plan”). The Investment Manager shall deliver such Corrective Plan to the Companies promptly following the identification of the internal control weakness.
          In the event that either the Companies or Investment Manager identify any weaknesses in the internal controls and procedures involving any material aspect of its respective derivative responsibilities, such weaknesses will be promptly communicated to the other party and no incremental derivative exposure effected by such weaknesses will be added until both the Investment Manager and the Companies are satisfied that the weaknesses have been sufficiently addressed.
D.	Management Oversight of Derivatives Program.
          In order to enable the Companies and the Investment Manager to meet the Companies’ management and oversight standards as set forth in this Plan or required by law, the Companies and the Investment Manager shall be responsible, through their designated personnel, for generating a detailed Derivatives Report containing information pertaining to a Company’s derivative activities during the prior quarter or other relevant period. The Report will contain a summary of each derivative transaction and a copy of each Control Sheet with respect to each derivative transaction effected during the relevant period. In addition, the Report will contain the following information:
•	outstanding derivative positions and unrealized gains or losses on such positions, if any;

•	derivative transactions opened and/or closed during the quarter and realized gains and losses on such transactions, if any;

•	a performance review of the derivative transactions;

•	an evaluation of the risks and benefits of the derivative transactions, including whether a derivative transaction entered into for hedging purposes continues to be an effective hedging tool;

•	an assessment of future or “potential” risk exposure;

•	a review of all counterparty exposure amounts outstanding;

•	a valuation of the derivative transactions, including a mechanism for compensating for any lack of independence in valuing trading positions;

•	any other reports, documentation or analysis deemed necessary by a Company or the Investment Manager to ascertain whether all derivative transactions have been made in accordance with the delegations, standards, limitations and objectives contained in this Plan.
E.	Records and Documentation.
          The Investment Manager will ensure that original documentation is maintained with respect to each derivative transaction prior to and following the termination of each such transaction, in accordance with a Company’s record retention policies and procedures. All reports and documentation maintained by a Company regarding its derivative transactions will be available for (i) review by its Board, and (ii) independent audit and regulatory examination. The Investment Manager, under Company direction, will use such records to prepare and maintain summary report information with respect to all derivative transactions, in sufficient form and detail to allow the preparation of the Companies’ Annual and Quarterly Statements in compliance with applicable laws and regulations.
F.	Separation of Trading and Settlement Functions.
          The Investment Manager will maintain a clear separation of the trading and settlement functions as another control measure. These two functions will be performed by separate areas and personnel.
G.	Accounting and Financial Reporting.
          The Companies will have responsibility for Accounting and Financial Reporting relating to derivatives. The Companies will provide the Investment Manager with accounting and tax wording for some of the more probable types of derivatives that will be used. This information will be included in the Control Sheet. The Investment Manager will provide certain derivative related information to the Companies to support these activities as outlined below:
•	The Investment Manager will prepare and provide the Companies, on the trade date, with copies of the completed Control Sheet (see Exhibit A) relating to each derivative transaction. The Companies will use the information on the Control Sheet as part of their hedge designation documentation. The designation documentation supporting the hedge must be formal, be contemporaneous (i.e., prepared at inception of the hedge), identify the hedged item, the hedging instrument, the nature of the hedging relationship (e.g. fair value, cash flow, net investment), the Companies’ overall risk management objectives and strategy for undertaking the hedge. The Investment Manager will suggest the most appropriate method for determining how hedge effectiveness will be assessed. As part of the Financial Reporting designated documentation, a statement must be included that identifies the hedging transaction for tax purposes. This will be provided by the Companies.

•	The designation documentation must include support provided by the Investment Manager (e.g., correlation statistics such as r-squared using statistical analysis or observations of how effectively the hedging instrument achieved the dollar offset with the hedged item in the income statement) for why the hedge is expected to be “highly effective” at inception and on a go-forward basis.

•	To be determined to be a “highly effective” hedging transaction, such transaction must be measured on a dollar offset approach and recorded within an 80-125% effectiveness range.

•	The designation documentation must define and document the method the Companies (provided by the Companies) will use to assess the hedge effectiveness for both prospective considerations and retrospective considerations: either a dollar-offset approach or a regression or other statistical analysis approach. However, when it comes to actually recording the amount of ineffectiveness during a period, the dollar-offset method must be used.

•	Investment Manager will provide the Companies with the data supporting the amount of ineffectiveness and the ongoing assessment.

•	The Companies will prepare a summary similar to Exhibit C summarizing the measurement of hedge effectiveness / ineffectiveness on quarterly basis. See Exhibit C.

•	Investment Manager will provide the Companies, when reasonably requested, a quantitative and sensitivity analysis of the hedge transaction and market risk (equity and interest risks) as required in Management Discussion and Analysis.

EXHIBIT A
SAMPLE DERIVATIVE TRANSACTION
CONTROL SHEET
Attached Documentation
               Attach a copy of the draft confirmation (attach final as soon as it is available) of the derivative transaction to this Control Sheet. Also attach any documentation specific to this transaction that is in addition to the Master Agreement, schedule thereto and any credit support agreement.
Description of the Transaction
               Please provide an appropriate answer to the information requested below regarding the subject derivative transaction
1.	Describe the derivative transaction, including the purpose (i.e., strategy) for engaging in the derivative transaction and the intended effect.

a.	Describe the underlying investment position or other balance sheet or income statement item to which the derivative transaction relates.

b.	If the derivative transaction is entered into for hedging purposes, describe the precise risk being hedged or replicated.

2.	Indicate the type of derivative instrument(s) used.

3.	Indicate the notional amount of the derivative transaction.

4.	Indicate the consideration paid/received in connection with the derivative transaction.

A-1

5.	Identify the counterparty to the derivative transaction, or, if the derivative instrument is exchange traded, identify the exchange and the brokerage firm that handled the trade.

6.	Describe any collateral or credit support given or received in relation to the derivative transaction that is in addition to collateral required by the standard CSA.

7.	Investment Manager’s recommendation for most appropriate method for assessing hedge effectiveness from Companies’ list of approved methods (Companies will make the final determination of the method to be used for accounting/tax purposes)

Performance of the Derivative Transaction
     Attach any analysis or testing performed regarding the anticipated performance of the derivative transaction.
Investment Manager Approval
     The undersigned (i) certify that, to the best of his/her knowledge, all of the statements provided herein are true and correct in all material respects, (ii) certifies that the derivative transaction is within the undersigned’s authority level to approve, and (iii) approves the derivative transaction described herein and set forth in the documentation attached hereto.

Authorized Trader’s signature

Member of Operations/Compliance Area

A-2

EXHIBIT B

LIST OF COMPANIES	DATE ADOPTED BY THE BOARD

Symetra Life Insurance Company	December 5, 2006

B-1

EXHIBIT C
SAMPLE EFFECTIVENESS SUMMARY

Company reporting date: (Effectiveness must be assessed whenever financial statements or earnings are reported, but at least every 3 months)

Company Calculation of:
Hedged Item Fair Value	$	$	$	$
Hedging Instrument Fair Value	$	$	$	$
Retrospective Effectiveness
Prospective Effectiveness

For cash flow hedge of a forecasted transaction, is the hedged item still probable of occurring? (yes or no)

Company performed and documented assessment of hedge effectiveness in accordance with the method defined in the hedge designation documentation? (yes or no)

Company concluded that hedge meets criteria for hedge accounting? (yes or no)

Comments/working paper reference

C-1

Supplementary Investment Guidelines
Symetra Life Insurance Company
Adopted by the Board of Directors on December 6, 2005, as last amended 1/20/2009
This supplement to the Company’s Statement of Investment Policy is to promote compliance with statutory requirements for purchases or acquisitions of investments by life insurers domiciled in the state of Washington and to incorporate other Company investment policies as may be approved from time to time by the Company’s Board of Directors. Statutory restrictions or investment limits are in addition to any restrictions or limitations already required under the Company’s general investment policies.
Chart of Statutory Investment Limits:
The Chart is intended as a summary only of the laws currently in force and does not obviate the Company’s obligation to comply fully with all applicable laws at the time of each transaction.

Security	Requirement/Restriction	RCW
General Qualifications: Interest bearing or accruing or dividend or income paying securities that are not in default and not priced above market value.	100% of securities purchased or acquired must satisfy these requirements. (Limited exceptions may apply.)	48.13.020

One Entity: Any combination of investments in or loans upon the security of the obligations, property, and securities of any one person, institution, or municipal corporation.	Limited to 4% of assets without prior consent from OIC. (Limit does not apply to general obligations of the U.S. government or U.S. state governments.)	48.13.030(1) (See 48.13.273 for limits on medium and lower grade obligations.)

Depository Institutions: Voting securities of a depository institution or any company which controls a depository institution.	Limited to 5% of admitted assets without prior consent from OIC.	48.13.030(2)

Public Obligations: Bonds or other evidences of debt, not in default as to principal or interest, that are obligations issued, assumed or guaranteed by the U.S. or by any U.S. state or by any U.S. territory or possession, or by the District of Columbia or by any county, city, town, village, municipality or district therein or by any political subdivision thereof or by any civil division or public instrumentality of one or more of the foregoing.	Funds may be invested in public obligations payable (1) from taxes levied or required to be levied upon all taxable property or all taxable income within the jurisdiction of such governmental unit or, (2) from adequate special revenues, but not including any obligation payable solely out of special assessments on properties benefited by local improvements unless adequate security is evidenced.	48.13.040

Corporate Obligations: Obligations issued, assumed, or guaranteed by any solvent institution created or existing under the laws of the U.S. or of any state, district or territory thereof, and are qualified under any of the following:
(1) Obligations which are secured by adequate collateral security and bear fixed interest.
(2) Fixed interest bearing obligations.
(3) Adjustment, income or other contingent interest obligations.
Section not applicable to mortgage related investments authorized under RCW 48.13.110.

In determining the adequacy of collateral security, not more than 1/3 of the total value of such required collateral shall consist of stock other than stock meeting the requirements of RCW 48.13.080 (preferred or guaranteed stocks).

Eligible corporate obligations are subject to issuer earnings requirements under RCW 48.13.050(1), (2) or (3).	48.13.050

See limits under 48.13.273, for medium and lower grade obligations.

		See 48.13.060 and .070 for definition of “net earnings” and application of net earnings test on securities of merged/reorganized institutions.

Preferred or Guaranteed Stocks: Qualified preferred or guaranteed stocks or shares (other than common stock) of solvent U.S. institutions. Stocks or shares are qualified if they meet the requirements of RCW 48.13.080(1)(a) for preferred stocks, or (b) for guaranteed stocks. In addition, as of the date of acquisition, all of the prior obligations and prior preferred stocks of the institution must be eligible investments.	Limited to 10% of assets. Institutions must satisfy net earnings requirements for preferred stock and RCW 48.13.050 for guaranteed stock. Subject to limitations of RCW 48.13.030 (single issuer), investment in preferred stock with voting rights plus common stock in same issuer (other than investment in certain subsidiaries of the insurer) is limited to 15% of issuer’s outstanding shares having voting rights.	48.13.080

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Security	Requirement/Restriction	RCW
Trustees’ or Receivers’ Obligations: Certificates, notes or other obligations issued by trustees or receivers of U.S. institutions which, or the assets of which, are court administered and which are adequately secured as to principal and interest.	Limited to 2% of assets.	48.13.090

Equipment Trust Certificates: Equipment trust obligations or certificates which are adequately secured, or in other adequately secured instruments evidencing an interest in transportation equipment wholly or in part within the U.S. and the right to receive determined portions of rental, purchase or other fixed obligatory payments for the use or purchase of such transportation equipment.	Limited to 10% of assets.	48.13.100

Mortgages, Deeds of Trust, Mortgage Bonds, Notes, Contracts: (1)(a) Bonds or evidences of debt which are secured by first mortgages or deeds of trust on improved unencumbered real property located in the U.S.; (1)(b) chattel mortgages in connection therewith; (1)(c) the equity of the seller of any such property in the contract for a deed, covering the entire balance due on a bona fide sale of such property. (2) Money mortgages or like securities received upon the sale or exchange of real property acquired pursuant to RCW 48.13.160. (3) Bonds or notes secured by mortgage or trust deed guaranteed or insured by the FHA. (4) Bonds or notes secured by mortgage or trust deed guaranteed or insured as to principal in whole or in part by the VA. (5) Evidences of debt secured by first mortgages or deeds of trust upon leasehold estates, except agricultural leaseholds executed pursuant to RCW 79.11.010. (6) Evidences of debt secured by first mortgages or deeds of trust upon agricultural leasehold estates executed pursuant to RCW 79.11.010.
(1)(b) Chattel mortgages are subject to requirements of RCW 48.13.150.
(1)(c) Seller’s equity in any one such deed covering the balance due on sale of such property is limited to the greater of $10,000 or the amount permissible under RCW 48.13.030.

(5) Leasehold estates must run for at least 15 years beyond the maturity of the loan as made or as extended, in improved real property, be otherwise unencumbered, and the mortgagee must be entitled to be subrogated to all the rights under the leasehold.

(6) Agricultural leasehold estates must be otherwise unencumbered, and the mortgagee must be entitled to be subrogated to all the rights under the leasehold.

Except for investments made under (3) and (4) and guaranteed by FHA or VA, investments are limited to 75% of the fair value of the property as of the date of investment (80% of market value for certain loans secured by first mortgages on single-family residential buildings). RCW 48.13.120

Exceptions for certain securities received on the sale or exchange of real property acquired under RCW 48.13.160.	48.13.110

See 48.13.125 for limitation on amortization of loans on one-family dwellings.

See 48.13.130 for definition of encumbrance.

See 48.13.140 for appraisal of property, insurance requirements and the limit on loans upon the security of any one parcel of real property (the greater of $25,000 or the amount permissible under 48.13.030.

		See 48.13.265 for limits on investments secured by real estate.

Real Property Owned – Home Office Building: (1) insurer home and branch office buildings; (2) real property acquired in satisfaction or on account of loans, mortgages etc. previously owing to the insurer in the course of its business; (3) real property (a) required for convenient transaction of business;(b) acquired by gift or devise; (c) acquired in exchange for real property owned by insurer; (d) acquired through a lawful merger or consolidation with it of another insurer, (e) requisite or desirable for the protection or	(1) OIC approval required if investment in home office etc. exceeds 10% of assets. (3) Investment in real property can include repair, alteration, furnishing, or improvement thereof and is subject to the requirements of RCW 48.13.160(3). See statute for complete description, including when OIC approval may be required. (4) Investment in income producing	48.13.160

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Security	Requirement/Restriction	RCW
enhancement of the value of other real property owned by the insurer; (4) income-producing property.	property is subject to the requirements of RCW 48.13.160(4). See statute for complete description with respect to insurer asset size, capital and surplus, and other conditions for investment that must be met.

Disposal of Real Property — Time Limit: Real property acquired by an insurer pursuant to loans, mortgages, liens, judgments, or other debts, or under RCW 48.13.160(3)(a);(b), (c), (d), and (e).	Property acquired under RCW 48.13.160(3)(a) must be disposed of within 5 years of ceasing to be of use in the transaction of business. Property acquired pursuant to loans, mortgages, liens, judgments, or other debts, or under RCW 48.13.160(3)(b), (c), (d), and (e) must be disposed of within 5 years of acquisition, unless OIC approves a longer time.	48.13.170

Foreign Securities: Obligations of foreign governments including provinces, counties, municipalities, or similar entities, and obligations and securities of foreign corporations, which have not been in default during the five years next preceding date of acquisition, and if the foreign jurisdiction has a sovereign debt rating of SVO 1.	Limited to 10% of assets. Investment made in any one foreign country is limited to 5% of assets.	48.13.180

Policy Loans: Loans to policyholders upon the pledge of the policy as collateral.	Amount of respective loan cannot exceed the legal reserve maintained on the policy.	48.13.190

Savings and Share Accounts: Share or savings accounts of savings and loan associations or savings accounts of banks.	Amount deposited in any one institution is limited to amount insured by FSLIC or FDIC.	48.13.200

Insurance Stocks: Stocks of U.S. domiciled insurers that also meet the qualifications for stocks under RCW 48.13.220.	Limited to the lesser of 5% of assets or 25% of surplus over its capital stock and other liabilities. Unless a subsidiary, investment is limited to 5% of the voting stock of any one insurer and RCW 48.13.030.	48.13.210 Note: Limits do not apply to OIC approved mergers and stock dividends on shares already owned.

Limitation on Insurer Loans or Investments (Investment in Non-Insurer Subsidiaries): Common stock, preferred stock, debt obligations, and other securities of one or more subsidiaries as defined in RCW 48.31B.005.
	Limited to the lesser of 10% of assets, or 50% of its surplus as regards policyholders.	48.13.218 Note: Subsidiaries that are insurers, healthcare service providers and HMOs are excluded.

Common Stocks: Common shares of stock in solvent U.S. corporations that qualify as a “sound investment.”	Must first satisfy requirements of RCW 48.13.260 for investment of capital and reserves.

Limited to 50% of surplus over the minimum required surplus.

	Subject to limitations of RCW 48.13.030 (single issuer), investment is limited to 10% of the outstanding common stock of same issuer (exception for stock of certain subsidiaries of the insurer).	48.13.220 Note: 90 days notice to OIC is required prior to acquisition of a majority of the total outstanding common shares of any corporation.

Collateral Loans: Loans upon the pledge of securities or evidences of debt eligible for investment.	Limited to 90% of the market value of such collateral pledged, except that loans upon pledges of U.S. government bonds may be equal to the market value of the bonds pledged, subject to the maximums under RCW 48.13.030.	48.13.230

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Security	Requirement/Restriction	RCW
Miscellaneous Investments: Loans or investments not otherwise eligible for investment and not specifically prohibited by RCW 48.13.270 and not described in RCW 48.12.020 (non-allowable assets).	Limited to the lesser of 10% of assets or 50% of surplus over capital and other liabilities.

	Investment in or loan upon the security of any one entity is limited to the lesser of the limit described above or 1% of assets. [Exceptions require special consent order from OIC.]	48.13.240 Note: The insurer shall keep a separate record of all “miscellaneous” investments.

Special Consent Investments: Investments not otherwise eligible, but still qualified under RCW 48.13.020 (general qualifications) and for which advance approval from the OIC is obtained.	The approval from the OIC will specify whether the investment may be credited to required minimum capital or surplus investments, or to investments of reserves.	48.13.250

Required Investments for Capital and Reserves: for Capital: Cash or investments eligible under RCW 48.13.040 (public obligations), and mortgage loans on real property located within this state, pursuant to RCW 48.13.110.	Not less than 100% of the investments required for capital and reserves.	48.13.260

for Reserves: Cash or premiums in course of collection or investments under RCW 48.13:
.040 (public obligations),
.050 (corporate obligations),
.080 (preferred or guaranteed stocks),
.090 (trustees’ or receivers’ obligations),
.100 (equipment trust certificates),
.110 (mortgages, loans and contracts),
.150 (auxiliary chattel mortgages),
.160 (real property home office bldg. etc.),
.180 (foreign securities),
.190 (policy loans),
.200 (savings and share accounts),
.220 (common stocks),
.230 (collateral loans),
.250 (special consent investments).

Investments Secured by Real Estate – Amount Restricted: real estate, real estate contracts, and notes, bonds and other evidences of debt secured by mortgage on real estate as described in RCW 48.13.110 and .160.	Limited to 65% of assets-all investments in mortgage-backed securities qualifying under the secondary mortgage market enhancement act of 1984 are included in determining if an insurer has exceeded the 65% limit.	48.13.265

Acquisition of Medium and Lower Grade Obligations: Medium obligations are rated 3 by the NAIC’s securities valuation office. Lower grade obligations are rated 4, 5 or 6 by the NAIC’s securities valuation office.
Investment in medium and lower grade obligations is limited to 20% of admitted assets. (Limited to 1% in obligations issued, guaranteed, or insured by one institution.)
Investment in lower grade obligations is limited to 10% of admitted assets. (Limited to 0.5% in obligations issued, guaranteed, or insured by 1 institution.)
	Investment in lower grade obligations rated 5 or 6 is limited to 3% of admitted assets. Investment in lower grade obligations rated 6 is limited to 1% of admitted assets.	48.13.273 Note: If insurer intends to invest more than 2% of admitted assets in medium and lower grade obligations, the BOD must approve a written plan for making those investments.

Obligations Rated by the Securities Valuation Office: Obligations rated 1 or 2 by the NAIC’s securities valuation office.	Investment subject to the limitations under RCW 48.13.030 (single issuer).	48.13.275

5

Security	Requirement/Restriction	RCW
Derivative Transactions: Options, warrants used in hedging transactions and not attached to another financial instrument, caps, floors, collars, swaps, forwards, futures, and any other agreements, options, or instruments substantially similar thereto or any series or combination thereof and any agreements, options, or instruments permitted under rules adopted by the OIC.

Income generation transactions:
(1) Sales of covered call options on noncallable fixed income securities, callable fixed income securities; (2) Sales of covered call options on equity securities, (3) Sales of covered puts on investments that the insurer is permitted to acquire under Chapter 13, (4) Sales of covered caps or floors.
Aggregate statement value (“ASV”) of options, caps, floors, and warrants not attached to a financial instrument purchased and used in hedging transactions is limited to 7.5% of admitted assets. (ASV of options, caps, and floors written in hedging transactions is limited to 3% of admitted assets.) The aggregate potential exposure of collars, swaps, forwards, and futures used in hedging transactions is limited to 6.5% of admitted assets. For income generation transactions, the ASV of fixed income assets subject to call or that generate cash flows for payments under the caps or floors, plus the face value of fixed income securities underlying a derivative instrument subject to call, plus the amount of the purchase obligations under the puts, is limited to 10% of admitted assets.
(1) Permitted if the option expires by its terms prior to the end of the noncallable period, or derivative instruments based on fixed income securities.
(2) Permitted if the insurer holds or can immediately acquire through the exercise of options, warrants, or conversion rights already owned, the equity securities subject to call during the complete term of the call option sold.
(3) Permitted if the insurer has escrowed, or entered into a custodian agreement segregating, cash or cash equivalents with a market value equal to the amount of its purchase obligations under the put during the complete term of the put option sold.
(4) Permitted if the insurer holds the investments generating the cash flow to make the required payments under the caps or floors during the complete term that the cap or floor is outstanding.	48.13.285

Note: Permitted only to engage in hedging transactions and certain income generation transactions, not for speculation.

		Insurer must be able to demonstrate to the OIC the intended hedging characteristics and the ongoing effectiveness of the derivative transaction(s) through cash flow testing or other appropriate analysis.

Prohibited Investments:		48.13.270
(1) Issued shares of its own capital stock.
(2) Securities issued by any corporation if a majority of its stock having voting power is owned directly or indirectly by or for the benefit of any one or more of the insurer’s officers and directors.
(3) Any investment or loan ineligible under the provisions of RCW 48.13.030 (single issuer or depository institution).
(4) Securities issued by any insolvent corporation.
(5) Obligations contrary to the provisions of RCW 48.13.273 (medium and lower grade obligations).
(6) Any investment or security found by the OIC to be designed to evade prohibition of the Insurance Code.

Securities Underwriting, Agreements to Withhold or Repurchase – Prohibited:		48.13.280
No insurer shall:
(1) participate in the underwriting of the marketing of securities in advance of their issuance or enter into any transaction for such underwriting for the account of such insurer jointly with any other person; or
(2) enter into any agreement to withhold from sale any of its property, or to repurchase any property sold by it.

6

Security	Requirement/Restriction	RCW
Disposal of Ineligible Property or Securities:		48.13.290
(1) Any ineligible personal property or securities acquired by an insurer may be required to be disposed of within the time not less than six months specified by order of the commissioner, unless before that time it attains the standard of eligibility, if retention of such property or securities would be contrary to the policyholders or public interest in that it tends to substantially lessen competition in the insurance business or threatens impairment of the financial condition of the insurer.
(2) Any personal property or securities acquired by an insurer contrary to RCW 48.13.270 shall be disposed of forthwith or within any period specified by order of the commissioner.
(3) Any property or securities ineligible only because of being excess of the amount permitted under Chapter 13 to be invested in the category to which it belongs shall be ineligible only to the extent of such excess.

Authorization of Investments:		48.13.340
No investment, loan, sale or exchange thereof shall, except as to the policy loans of a life insurer, be made unless authorized or approved by the insurer’s board of directors or by a committee charged by the board of directors or the bylaws with the duty of making such investment, loan, sale or exchange. The minutes of any such committee shall be recorded and reports thereof shall be submitted to the board of directors for approval or disapproval.

Record of Investments:		48.13.350
A written record in permanent form showing the authorization of each investment or loan shall be made and signed by an officer of the insurer or by the chair of such committee authorizing the investment or loan. Records shall contain:
(a) In the case of loans: the name of the borrower; the location and legal description of the property; a physical description, and the appraised value of the security; the amount of the loan, rate of interest and terms of repayment.
(b) In the case of securities: the name of the obligor; a description of the security and the record of earnings; the amount invested, the rate of interest or dividend, the maturity and yield based upon the purchase price.
(c) In the case of real estate: the location and legal description of the property; a physical description and the appraised value; the purchase price and terms.
(d) In the case of all investments:
(i) the amount of expenses and commissions if any incurred on account of any investment or loan and by whom and to whom payable if not covered by contracts with mortgage loan representatives or correspondents which are part of the insurer’s records;
(ii) the name of any officer or director of the insurer having any direct, indirect, or contingent interest in the securities or loan representing the investment, or in the assets of the person in whose behalf the investment or loan is made, and the nature of such interest.
Policy for Investment in Affiliates:
The Company will not invest in affiliates to the extent that such investment would be reportable under the Insurer Holding Company Act or the Disclosure of Material Transactions Model Law, or to the extent that such investment might, in the opinion of management, materially affect the overall liquidity of the Company’s assets.
Approval Procedures for Mortgage Loans:
Subject to any statutory restrictions, any two members of the Mortgage Loan Committee may approve mortgage loans less than or equal to $10 million.
Mortgage loans greater than $10 million and less than or equal to $20 million require the approval of all Committee members.
Loans in excess of $20 million must be approved by the Company’s shareholder (in addition to the general requirement of Board approval for all investments).

7